Exhibit 3.4

HEALTHWAYS, INC.

AMENDMENT NO. 3 TO
AMENDED AND RESTATED BYLAWS

1.            Article II, Section 2.8 of the Amended and Restated Bylaws is hereby deleted in its entirety and the following Article II, Section 2.8 is hereby inserted in lieu thereof:
2.8	Voting Groups; Quorum; Adjournment.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question (except the election of directors) brought before such meeting, unless the question is one upon which by express provision of law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question. At any election of directors at a meeting of stockholders at which a quorum is present, each director shall be elected if the number of votes cast "for" the director exceeds the number of votes cast "against" the director, with "abstentions" and "broker non-votes" not counted as either "for" or "against" the director's election; provided, however, that if the number of nominees exceeds the number of directors to be elected, then the directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

2.            Except as otherwise set forth in this Amendment No. 3 to the Amended and Restated Bylaws, all other terms and provisions of the Amended and Restated Bylaws, as amended, shall remain in full force and effect.